Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into as of January 31, 2022 (the “Effective Date”) by and between 1847 Goedeker Inc., a Delaware corporation (the “Company”), and Robert D. Barry (“Employee”). Employee and the Company are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, reference is made to that certain letter agreement between the Company and Employee dated April 21, 2020 that sets forth terms of Employee’s employment (the “Employment Letter”);

WHEREAS, Employee’s employment with the Company will end as of the Separation Date (as defined below), and the Parties desire to memorialize the terms of Employee’s continued employment during the Transition Period (as defined below);

WHEREAS, if Employee enters into this Agreement and satisfies the terms herein, then the Company will provide Employee with the consideration set forth herein; and

WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties hereby acknowledge and agree as follows:

1. Mutually Agreed Separation from Employment; Transition Assistance.

(a) During the Transition Period (as defined below), Employee shall remain employed by the Company and serve as the Company’s Controller, and shall continue to be eligible to receive: (i) Employee’s base salary as in effect immediately prior to the Effective Date (the “Base Salary”), which Base Salary is at the annualized rate of $280,000 as of such time, and (ii) those employee benefits for which similarly situated employees of the Company are eligible, subject to the terms of the applicable employee benefit plans as in effect from time to time.

(b) Employee and the Company agree that Employee has resigned as the Company’s Chief Accounting Officer and Secretary as of the Effective Date, and Employee shall not serve in such capacities as of the Effective Date. Employee and the Company further agree that, as of the Effective Date, Employee’s employment shall no longer be subject to the terms of the Employment Letter; provided that all provisions in the Employment Letter regarding non-disclosure, non-competition and non-solicitation shall remain in effect, and Employee acknowledges and agrees that such terms remain enforceable in all respects, subject to the terms of Section 6(a) below. For the avoidance of doubt, Employee acknowledges and agrees that, as of the Effective Date, Employee is no longer eligible for any severance pay or severance benefits from the Company or any other Company Party (as defined below) other than as set forth in this Agreement, including any severance benefits set forth in the Employment Letter, and that the severance pay for which Employee is eligible as set forth in this Agreement represents the entirety of the severance pay for which Employee is eligible as of the Effective Date.

(c) Between the Effective Date and the Separation Date (such period, the “Transition Period”), Employee shall devote Employee’s best efforts and full business time and attention to the business of the Company and its affiliates as may be requested by the Company from time to time, and Employee shall perform his duties on behalf of the Company in good faith and in compliance with all applicable laws. Employee’s duties and responsibilities shall include those normally incidental to the position of Controller (including assisting with responses to inquiries from the Company’s independent auditor, and providing assistance with the Company’s monthly closing process, and assisting with the accurate preparation of financial statements), as well as such additional duties as may be assigned to Employee by the Company from time to time, including assisting with the Company’s financial reporting matters and the preparation of its Form 10-K for 2021. Employee shall cooperate with the Company with respect to the transition of his duties, and with respect to any other Company-related matters as the Company may request.

(d) Employee’s employment with the Company will end on the earliest to occur of: (i) Employee’s death, or the date of the Company’s termination of Employee’s employment for Cause (as defined below); (ii) the date that the Company terminates Employee’s employment without Cause; or (iii) April 30, 2022 (such earliest date, the “Separation Date”). As of the Separation Date, Employee will not have any further employment relationship with the Company or any other Company Party, and will hold no offices and will no longer serve in any role for the Company or any other Company Party. For the avoidance of doubt, Employee expressly promises to remain employed through the earliest of the dates referenced in parts (i) through (iii) of the immediately preceding sentence, and to provide his best efforts to the Company consistent with Section 1(b) above during such period.

(e) As used herein, “Cause” shall exist in the event of: (i) Employee’s failure to perform the duties required of Employee pursuant to this Section 1; (ii) Employee’s commission or conviction of, or plea of no contest to, any felony or crime involving dishonesty or moral turpitude, (iii) Employee’s violation of this Agreement or any other agreement with any Company Party, or Employee’s violation of any policy of a Company Party that is applicable to Employee and which has been made known to Employee, or (iv) any act of dishonesty, willful misconduct, or breach of fiduciary duty by Employee with respect to the Company or any other Company Party.

2. Severance Payment.

(a) Provided that (i) Employee provides the assistance and services described in Section 1 above through the end of the Transition Period; (ii) Employee’s employment is not terminated by the Company for Cause or due to Employee’s death; (iii) Employee abides by each of Employee’s commitments set forth herein; and (iv) Employee timely executes and returns the Confirming Release (as defined below) to the Company as set forth in Section 7 below and does not exercise Employee’s revocation right set forth in the Confirming Release, then Employee shall receive total severance payments (the “Severance Payment”) equal to the amount of Base Salary that Employee would have received between the Separation Date and the date that is seven (7) months following the Effective Date (such period between the Separation Date and the date that is seven (7) months following the Effective Date, the “Severance Period”), had Employee remained continuously employed by the Company during the Severance Period. The Severance Payment will be paid in substantially equal installments on the Company’s regular payroll dates during the Severance Period; provided, however, the first installment of the Severance Payment shall be paid on the Company’s first payroll date that comes after the date that Employee has returned the Confirming Release to the Company as described in Section 7 below, and the Confirming Release Revocation Period (as defined in the Confirming Release) has expired without Employee’s having exercised his revocation right, and such first installment shall include (without interest), the number of installments of the Severance Payment that Employee would have received between the Separation Date and such payment date had there been no delay in payment.

(b) For the avoidance of doubt: (i) Employee acknowledges and agrees that the Severance Payment represents the entirety of the amount Employee is eligible to receive as severance pay from the Company or any other Company Party; and (ii) after giving effect to the amount of Base Salary for which Employee is eligible during the Transition Period and the maximum amount of the Severance Payment for which Employee is eligible, in no event shall this Agreement give rise to Employee being able to receive more than $163,333.33 from the Company. For the further avoidance of doubt, Employee expressly acknowledges and agrees that, following the Effective Date, the maximum amount of salary, severance, and any bonuses or other payments that he is eligible to receive from the Company or any of its affiliates is $163,333.33.

(c) Employee further acknowledges and agrees that, as of the Separation Date: (i) Employee’s Continuous Service (as defined in the Company 2020 Equity Incentive Plan (the “Equity Incentive Plan”)) shall have ended, (ii) regardless of the reason that the Separation Date occurs, Employee shall forfeit for no consideration all unvested Option Shares (as referenced in the Stock Option Agreement made and entered into as of September 10, 2020 between the Company and Employee (the “Option Agreement”)) and (iii) Employee shall forfeit for no consideration the portion of any other equity award held by the Employee as of the Separation Date that has not become vested in accordance with the terms governing such equity award. For the avoidance of doubt, Employee acknowledges and agrees that 90,000 of the Option Shares granted to Employee pursuant to the Option Agreement shall not become vested (such shares, the “Unvested Shares”) and, 30,000 of the Option Shares granted to Employee pursuant to the Option Agreement (the “Vested Shares”) shall be retained by Employee, and regardless of the reason the Separation Date occurs, the Vested Shares may be exercised by Employee in accordance with the terms of the Option Agreement and the Equity Incentive Plan until the date that is three months following the Separation Date (the “Option Expiration Date”). As of the Separation Date, Employee will forfeit all rights arising from the Unvested Shares and from being a holder thereof. As of the Option Expiration Date, Employee will forfeit all rights arising from any unexercised Vested Shares and from being a holder thereof.

3. Satisfaction of All Leaves and Payment Amounts. Employee expressly acknowledges and agrees that, as of the Effective Date, Employee has received all leaves (paid and unpaid) to which Employee has been entitled during Employee’s employment with the Company or any other Company Party and Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights, been reimbursed for all expenses, and been paid all sums that Employee is owed and has been owed by the Company or any other Company Party, and Employee has received all payments arising out of all incentive plans and any other bonus or contractual arrangements (including the Employment Letter). Employee acknowledges and agrees that Employee is not eligible for any further bonus payment (including any bonus payment for 2021) from the Company. For the avoidance of doubt, Employee remains entitled to receive Employee’s base salary and benefits for services performed during the Transition Period. For the further avoidance of doubt, Employee acknowledges and agrees that Employee has no right to the severance pay described in Section 2 above but for Employee’s entry into this Agreement and compliance with the terms herein.

4. Complete Release of Claims.

(a) For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee hereby forever releases, discharges and acquits the Company, its parents, subsidiaries and other affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, managers, partners, directors, officers, employees, professional employer organizations, agents, attorneys, heirs, predecessors, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, ownership of the Company or any other Company Party and any other acts or omissions related to any matter on or prior to the date that Employee executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Securities Act of 1933; (I) the Securities Exchange Act of 1934; (J) the Investment Advisers Act of 1940; (K) the Investment Company Act of 1940; (L) the Private Securities Litigation Reform Act of 1995; (M) the Sarbanes-Oxley Act of 2002; (N) the Wall Street Reform and Consumer Protection Act of 2010; (O) any other applicable employment and securities laws; (P) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (Q) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Employee may have under any employment contract (including the Employment Letter), and any incentive or compensation plan or agreement (including the Equity Incentive Plan and Option Agreement) or under any other benefit plan, program or practice not expressly set forth in this Agreement; and (iv) any claims, whether direct or derivative, arising from being an equityholder in any Company Party (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration received by Employee through this Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency. Further, in no event shall the Released Claims include (i) any claim that arises after the date this Agreement is executed by Employee, (ii) any claim to enforce Employee’s rights under this Agreement; or (iii) any claim to vested benefits under an employee benefit plan that is subject to ERISA. Nothing herein will prevent Employee from seeking workers’ compensation or unemployment insurance benefits.

(c) Employee represents and warrants that, as of the time Employee executes this Agreement, Employee has not brought or joined any lawsuit or filed any lawsuit, complaints, appeals, charges or claims against any of the Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Agreement. Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claim. Employee also confirms that he has no known workplace injuries or occupational diseases.

5. Employee’s Acknowledgements. By executing and delivering this Agreement, Employee expressly acknowledges that:

(a) Employee has carefully read this Agreement;

(b) Employee has had sufficient time to consider this Agreement before the execution and delivery to Company;

(c) Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice before signing this Agreement, and Employee has had adequate opportunity to do so prior to executing this Agreement;

(d) Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within this document; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement; and

(e) No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

6. Reaffirmation of Restrictive Covenants.

(a) Employee acknowledges and agrees that, in connection with Employee’s employment with the Company, Employee has obtained confidential information of the Company (as described in the Employment Letter), and that Employee has continuing non-disclosure, non-competition, and non-solicitation obligations to the Company and the other Company Parties pursuant to the Employment Letter (the “Restrictive Covenants”). In entering into this Agreement, Employee acknowledges the continued effectiveness and enforceability of the Restrictive Covenants, and expressly reaffirms Employee’s commitment to abide by, and promises to abide by, the terms of: (i) the Restrictive Covenants; and (ii) all other non-disclosure and confidentiality, non-competition, and non-solicitation obligations set forth in any other agreement with the Company. Notwithstanding the foregoing, Employee and the Company agree that if Employee satisfies the requirement to receive the Severance Payment, then the Restrictive Covenants set forth in the paragraphs of the Employment Letter titled “Non-Competition” and “Non-Solicitation” shall have no further force or effect as of December 31, 2022. For the avoidance of doubt, Employee agrees that notwithstanding the potential reduction of the term of the “Non-Competition” and “Non-Solicitation” Restrictive Covenants, the Restrictive Covenants set forth in the paragraph of the Employment Letter titled “Confidentiality” shall continue indefinitely, subject to the terms of Section 6(b) below.

(b) Notwithstanding the foregoing, nothing in this Agreement (including the Restrictive Covenants and Section 8 below) or the Employment Letter shall prohibit or restrict the Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any governmental agency; (iii) testifying, participating or otherwise assisting in an action or proceeding by any governmental agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the Federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a law suit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a law suit or proceeding, if such filing is made under seal.

7. Confirming Release. On the Separation Date or within twenty (21) days thereafter, Employee shall execute the Confirming Release Agreement that is attached as Exhibit A (the “Confirming Release”), which is incorporated by reference as if fully set forth herein, and return the executed Confirming Release to the Company, care of Maria Johnson via e-mail at maria.johnson@appliancesconnection.com, so that it is received by the Company no later than twenty (21) days after the Separation Date.

8. Non-Disparagement. Subject to Section 6(b) above, Employee agrees that Employee will not make any statement, oral or written, which Employee knows or reasonably should know to be (a) a disparaging or negative comment concerning the Company or any other person or entity that Employee knows to be a Company Party, or (b) otherwise detrimental to the reputation or goodwill of the Company or any other person Employee knows to be a Company Party, and Employee shall refrain from directing anyone else to make such disparaging, negative or detrimental comment, unless required by law. The Company agrees that, no later than ten (10) days after the Effective Date, it will instruct its directors and executive officers not to make any statement, oral or written, which he or she knows or reasonably should know to be (i) a disparaging or negative comment concerning Employee, or (ii) otherwise detrimental to the reputation of Employee. Notwithstanding the foregoing and without limiting Section 6(b), nothing herein shall prevent any person or entity from making any statement required by law or compelled by legal process or in the course of any proceeding referenced in Section 10 below.

9. No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. Applicable Law; Dispute Resolution.

(a) This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to the conflict of law principles thereof.

(b) Subject to Section 10(c), any controversy or claim between Employee and the Company or any other Company Party, arising out of or relating to this Agreement (or any other agreement relating to or arising from Employee’s employment or engagement) or Employee’s employment, engagement or affiliation with the Company or any of, whether in contract, tort, under statute or regulation, or some other law, and regardless whether such controversy or claim is based on events occurring before the Effective Date, shall be finally settled by arbitration in New York County, New York before, and in accordance with the then-existing rules of the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on the parties. The arbitration shall be private and kept confidential (and Employee and the Company agree to cause such arbitration to be kept confidential), and the Arbitrator shall have the authority to enter such orders as necessary to preserve and maintain such confidentiality. The parties agree that all disputes shall be arbitrated on an individual basis, and they forego and waive any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. Any arbitration conducted under this Section 10 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each disputing party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, final and binding upon the disputing parties, and the Parties acknowledge and agree that judgment upon the award may be entered by any court of competent jurisdiction. This Section 10 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The Company shall pay the costs of the AAA (including the AAA filing fee) under any arbitration pursuant to this Section 10(b). For the avoidance of doubt, each side shall pay its own legal fees attendant to any arbitration pursuant to this Section 10(b).

(c) Notwithstanding Section 10(b), a party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief, and the Parties expressly consent to the jurisdiction, forum, and venue of the state or federal courts (as applicable) in New York County, New York with respect to any such proceeding; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10. Nothing in this Section 10 shall preclude Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11. Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

12. Withholding of Taxes and Other Deductions. The Company may, or may direct any other Company Party to, withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

13. Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

14. Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and each other Company Party, and Employee expressly acknowledges and agrees that each other Company Party shall be a third-party beneficiary of Employee’s representations, warranties and releases set forth in this Agreement.

15. Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Employee and the Company. This Agreement (and, as referenced herein, the Employment Letter, and as referenced in Section 6(a)(ii), any other agreement creating non-disclosure or confidentiality, non-competition, or non-solicitation obligations) constitute the entire agreement of the Parties with regard to the subject matter hereof; provided, however, this Agreement and the Restrictive Covenants complement and are in addition to, and do not supersede or replace, any other obligations that Employee has to the Company or any of other Company Party with respect to confidentiality or non-disclosure, return of property, non-competition, or non-solicitation, or the assignment of intellectual property.

16. Return of Property. Employee represents and warrants that, as of the Separation Date, Employee will have returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, and paper records, and Employee further represents and warrants that Employee will not maintain a copy of any such materials in any form.

17. Further Assurances. Employee shall, and shall cause his affiliates, representatives, and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement or transition his responsibilities.

18. Section 409A. Neither this Agreement nor any payment provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

19. Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. All references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties. The Confirming Release is incorporated by reference as if fully set forth herein.

[Signatures begin on the following page]

The Parties have executed this Agreement on the date(s) set forth beneath their signatures below, with this Agreement effective as of the Effective Date.

1847 Goedeker Inc.

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	Chief Executive Officer

Date:	1/31/2022

EMPLOYEE

/s/ Robert D. Barry
ROBERT D. BARRY

Date:	1/31/2022

Signature Page
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Transition and Separation Agreement and General Release of Claims

EXHIBIT A

CONFIRMING RELEASE AGREEMENT

This Confirming Release Agreement (the “Confirming Release”) is that certain Confirming Release referenced in Section 7 of the Transition and Separation Agreement and General Release of Claims (the “Separation Agreement”), entered into as of January 31, 2022 by and between 1847 Goedeker Inc. (the “Company”) and Robert D. Barry (“Employee”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Employee agrees as follows:

1. Release of Claims.

(a) For good and valuable consideration, including the Company’s agreement to provide the consideration described in Section 2 of the Separation Agreement (and any portion thereof), Employee hereby forever releases, discharges and acquits the Company, its parents, subsidiaries and other affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, predecessors, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Confirming Released Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Confirming Released Party, the termination of such employment, ownership of the Company or any other Confirming Released Party and any other acts or omissions related to any matter on or prior to the date that Employee executes this Confirming Release, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) ERISA; (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Securities Act of 1933; (I) the Securities Exchange Act of 1934; (J) the Investment Advisers Act of 1940; (K) the Investment Company Act of 1940; (L) the Private Securities Litigation Reform Act of 1995; (M) the Sarbanes-Oxley Act of 2002; (N) the Wall Street Reform and Consumer Protection Act of 2010; (O) any other applicable employment and securities laws; (P) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (Q) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Confirming Released Claim; (iii) any and all rights, benefits, or claims Employee may have under any employment contract (including the Employment Letter), and any incentive or compensation plan or agreement (including the Equity Incentive Plan and Option Agreement) or under any other benefit plan, program or practice not expressly set forth in this Agreement; and (iv) any claims, whether direct or derivative, arising from being an equityholder in any Confirming Released Party (collectively, the “Confirming Released Claims”). This Confirming Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration received by Employee through this Confirming Release, any and all potential claims of this nature that Employee may have against the Confirming Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS CONFIRMING RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE CONFIRMING RELEASED PARTIES.

Exhibit A - Confirming Release-1

(b) Notwithstanding this release of liability, nothing in this Confirming Release prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with any Governmental Agency or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief or recovery from a Confirming Release Party as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency. Further, in no event shall the Confirming Released Claims include (i) any claim that arises after the date this Confirming Release is executed by Employee, (ii) any claim to enforce Employee’s rights under this Confirming Release; or (iii) any claim to vested benefits under an employee benefit plan that is subject to ERISA. Nothing herein will prevent Employee from seeking workers’ compensation or unemployment insurance benefits.

(c) Employee represents and warrants that, as of the time Employee executes this Confirming Release, Employee has not brought or joined any lawsuit or filed any lawsuit, complaints, appeals, charges or claims against any of the Confirming Released Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Confirming Release. Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Confirming Released Parties to any person or entity, in each case, with respect to any Confirming Released Claim.

2. Satisfaction of Obligations; Receipt of Leaves, Bonuses, and Other Compensation. Employee acknowledges and agrees that Employee has been paid in full all bonuses, been provided all benefits, been afforded all rights and otherwise received all wages, compensation, and other sums that Employee has been owed or ever could be owed by each Confirming Released Party (with the exception of any sums to which Employee may be entitled pursuant to the Separation Agreement). Employee further acknowledges and agrees that Employee has received all leaves (paid and unpaid) that Employee has been entitled to receive from each Confirming Released Party.

Exhibit A - Confirming Release-2

3. Employee’s Acknowledgments. By executing and delivering this Confirming Release, Employee expressly acknowledges that: (a) Employee has carefully read this Confirming Release and has had sufficient time (and at least twenty-one (21) days) to consider this Confirming Release before its execution and delivery to the Company; (b) Employee is receiving, pursuant to the Separation Agreement and Employee’s execution of this Confirming Release, consideration in addition to anything of value to which Employee is already entitled; (c) Employee has been advised, and hereby is advised in writing, to discuss this Confirming Release with an attorney of Employee’s choice before signing this Confirming Release, and Employee has had an adequate opportunity to do so prior to executing this Confirming Release; (d) Employee fully understands the final and binding effect of this Confirming Release; the only promises made to Employee to sign this Confirming Release are those contained herein and in the Separation Agreement; and Employee is signing this Confirming Release knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Confirming Release; and (e) the only matters relied upon by Employee and causing Employee to sign this Confirming Release are the provisions set forth in writing within this Confirming Release and the Separation Agreement.

4. Revocation Right. Notwithstanding the initial effectiveness of this Confirming Release, Employee may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Employee executes this Confirming Release (such seven day period being referred to herein as the “Confirming Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by the Company care of care of Maria Johnson via e-mail at maria.johnson@appliancesconnection.com, so that it is received by the Company no later than 11:59 p.m. St. Louis, Missouri time, on the last day of the Confirming Release Revocation Period. In the event Employee exercises Employee’s revocation right as set forth herein, this Confirming Release will be of no force or effect, Employee will not be entitled to receive the consideration set forth in Section 2 of the Separation Agreement, and all other provisions of the Separation Agreement shall remain in full force and effect.

5. Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company and any other Confirming Released Party, including all computer files and other electronically stored information, paper records, client materials, electronically stored information, and other materials, and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

EMPLOYEE HAS CAREFULLY READ THIS CONFIRMING RELEASE, FULLY UNDERSTANDS HIS AGREEMENT, AND SIGNS IT AS HIS OWN FREE ACT.

Robert D. Barry

Date:

Exhibit A - Confirming Release-3